Exhibit 10.1

Manchester Securities Corp.

March 16, 2005

Mr. David Sharp

Vice President & Chief Financial Officer

Horizon Offshore, Inc.

2500 Citywest Boulevard, Suite 2200

Houston, Texas 77042

Re:	Commitment Letter for $25,000,000 Senior Secured Term Loan and $40,000,000 Senior Secured Revolving Credit Facility (the "Senior Credit Facility")

Dear David:

In accordance with our recent discussions, set forth below is an outline of the terms pursuant to which Manchester Securities Corp. ("Manchester") is prepared to provide the Senior Credit Facility to Horizon Offshore, Inc. ("Horizon") for the purpose of (i) refinancing certain existing senior secured indebtedness including the revolving credit facility provided by CIT; (ii) providing for fees and expenses related to this transaction; and (iii) providing for working capital needs. Manchester has agreed to provide and received approval to provide the Senior Credit Facility substantially on the terms and conditions set forth in this letter and the Summary of Terms attached hereto as Exhibit A (the "Summary of Terms"). Subject to the conditions precedent set forth in this commitment letter and the Summary of Terms, this letter and the Summary of Terms are intended to be binding on Manchester. Unless otherwise defined herein, all capitalized terms have the meanings specified in the Summary of Terms.

Manchester will attempt to form a group of lenders (the "Lenders") to provide the Senior Credit Facility composed of the holders of Horizon's existing subordinated debt or their respective affiliates. Notwithstanding the foregoing, Manchester will underwrite 100% of the commitment to the Senior Credit Facility.

By acceptance of this commitment letter, Horizon agrees to use commercially reasonable efforts to actively assist Manchester in obtaining participation in the commitment to the Senior Credit Facility of the holders of all of Horizon's outstanding subordinated debt and in seeing that the conditions precedent set forth in this commitment letter and the Summary of Terms are fulfilled in a manner that is satisfactory to Manchester. Such assistance shall include, without limitation: (a) Horizon providing and using reasonable efforts to cause its advisors to provide Manchester, the Lenders and their counsel upon reasonable request with all information reasonably deemed necessary by Manchester, the Lenders and their counsel to complete the transactions contemplated in the Summary of Terms; (b) Horizon using commercially reasonable efforts to ensure that the transactions contemplated in the Summary of Terms benefit materially from its existing lending and investment banking relationships; and (c) Horizon causing its senior management to otherwise generally assist Manchester, the Lenders and their counsel in completing the transactions contemplated in the Summary of Terms.

Manchester's commitment hereunder is subject to Horizon's covenants herein and the satisfaction of each of the following conditions precedent in a manner acceptable to Manchester in its sole discretion: (a) satisfaction of each of the terms and conditions set forth herein and in the Summary of Terms; (b) the absence of a material breach of any representation, warranty or agreement of Horizon set forth herein; (c) no change, occurrence or development that could have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, prospects or condition (financial or otherwise) of Horizon and its subsidiaries taken as a whole shall have occurred or become known to Manchester; and (d) Manchester not becoming aware after the date hereof of any information or other matter which is inconsistent in a material and adverse manner, with any information or other matter disclosed to its representatives by Horizon's representatives prior to the date hereof. If any of the foregoing conditions precedent at any time shall fail to be satisfied, Manchester may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for Manchester and the Lenders or terminate this letter and any commitment or undertaking hereunder without liability to Horizon or any other person.

Horizon hereby represents, warrants and covenants that: (a) all information (other than projections) which has been or is hereafter made available to Manchester or the Lenders by Horizon or any of its representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections, if any, that have been or are hereafter made available to Manchester or the Lenders by Horizon or any of its representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Horizon's control, and that no assurances can be given that the projections will be realized). Horizon agrees to furnish Manchester with such Information and Projections as it may reasonably request and to supplement the Information and the Projections from time to time until the closing date of the Senior Credit Facility so that the representations, warranties and covenants in the preceding sentence are correct on such closing date. Horizon understands that in arranging the Senior Credit Facility Manchester will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this commitment letter, Horizon agrees to reimburse Manchester and the Lenders upon demand for all reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of the Senior Credit Facility, and all reasonable out-of-pocket costs and expenses incurred by Manchester and the Lenders in connection with performing their due diligence in connection with the Senior Credit Facility.

Horizon agrees to indemnify and hold harmless Manchester and its affiliates and each director, officer, employee and agent thereof (the "Indemnified Parties") from and against any and all losses, claims, damages, expenses or liabilities to which any thereof may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceeding, including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from a claim in respect of, the transactions described herein or the financing contemplated hereby (whether or not any Indemnified Party is a party to any action or proceeding out of which any such losses, claims, damages, expenses or liabilities arise), and to reimburse the Indemnified Parties, upon demand, for any reasonable expenses (legal or otherwise) incurred by any thereof in connection with investigating, preparing to defend, defending or otherwise participating in any such claim, action or proceeding related to any such loss, claim, damage, expense or liability (INCLUDING ANY LOSS, CLAIM, DAMAGE, EXPENSE OR LIABILITY ARISING OUT, IN ANY WAY RELATING TO, OR RESULTING FROM A CLAIM IN RESPECT OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY), except that Horizon shall not be obligated to indemnify, hold harmless or reimburse an Indemnified Party for any such losses, claims, damages, expenses or liabilities to the extent that the same are determined in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party seeking such indemnity. Horizon acknowledges and agrees that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with its activities related to the Senior Credit Facility.

The terms of this commitment letter between Horizon and Manchester and the Summary of Terms are confidential and, except for Horizon's disclosure on a confidential basis to its accountants, attorneys and other professional advisors retained by it in connection with the Senior Credit Facility or as may be required by law, may not be disclosed in whole or in part to any other person or entity without Manchester's prior written consent.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and notwithstanding the termination of this commitment letter or any commitment or undertaking hereunder.

This letter shall be governed by the internal laws of the State of New York and each of the parties hereto hereby knowingly, voluntarily and intentionally expressly waives any rights such party may have to trial by jury with respect to any matter contained in or arising from this letter or the actions of the parties related thereto. Manchester and Horizon each agree to the jurisdiction and venue of the federal and/or state courts located within the City of New York.

By executing this letter, Horizon acknowledges that this letter, including the Summary of Terms, are the only agreements among Horizon and Manchester with respect to the Senior Credit Facility and set forth the entire understanding of the parties with respect thereto. This commitment letter and the Summary of Terms may be changed only pursuant to a writing signed by each of the parties hereto.

This offer will expire at 11:00 a.m. Central Time on March 17, 2005 unless Horizon executes this letter and returns it to Manchester prior to that time (which may be by facsimile transmission), whereupon this letter (which may be signed in one or more counterparts) shall become a binding agreement. Thereafter, this undertaking and commitment will expire on March 31, 2005 unless definitive documentation for the Senior Credit Facility is executed and delivered on or prior to such date.

Very truly yours,

MANCHESTER SECURITIES CORP.
By:	/s/ Elliot Greenberg
Name: Title:	Elliot Greenberg Vice-President

Accepted and agreed to as of
The date first above written:

HORIZON OFFSHORE, INC.
By:	/s/ David Sharp
Name: Title:	David Sharp Vice President & Chief Financial Officer

Attachment to
Commitment Letter

SUMMARY OF TERMS

This Summary of Terms outlines certain terms of a $65 million senior secured financing for Horizon Offshore, Inc. ("Horizon") proposed by Manchester Securities Corp. ("Manchester"). This Summary of Terms is intended to describe certain of the material terms, but does not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documentation.

Borrower:	Horizon Offshore, Inc. and certain subsidiaries (collectively, the "Borrower").
Guarantors:	To be agreed upon by Horizon and Manchester (collectively, the "Guarantors").
Lenders:	Manchester or an affiliated entity of Manchester, as well as other investors (the "Lenders").
Recapitalization:

On the Closing Date, Horizon shall issue to the Lenders on behalf of themselves and the holders of the Borrower's subordinated debt and preferred stock, in exchange for presently held subordinated debt and preferred stock, preferred stock or other form of equity acceptable to Manchester equivalent to owning ninety-five percent (95%) of the aggregate outstanding common stock of Horizon on a fully diluted basis (without considering any out of the money employee options). Prior to the closing, Horizon shall not issue any additional shares of equity without the consent of the Lenders. Lenders shall arrange satisfactory agreement with the holders of the Borrower's subordinated debt for the exchange of their and Lenders' presently held debt and preferred stock for the preferred stock or other acceptable equity such that only $25,000,0000 of subordinated debt shall remain outstanding after the Closing Date. Manchester shall have the discretion to restructure or amend the transactions provided, however, any such restructured or amended transaction must provide the same resulting aggregate fully diluted common stock ownership and economics set forth above.

Requested Financing:	A $25,000,000 senior secured term loan (the "Term Loan") and a senior secured revolving line of credit up to $40,000,000 (the "Revolver").
Use of Proceeds:	To refinance the CIT revolving credit facility of the Borrower and provide for other general corporate purposes (including the payment of fees and expenses associated with this transaction).
Maturity:	March 31, 2007.
Interest Rate:

The Term Loan will bear interest at the rate per annum equal to fifteen percent (15%). Interest shall be payable monthly in arrears at a per annum rate of ten percent (10%) in cash and five percent (5%) in PIK notes.

The Revolver will bear interest at the rate per annum equal to ten percent (10%). Interest shall be payable monthly in arrears at a per annum rate of eight percent (8%) in cash and two percent (2%) in PIK notes.

If any Event of Default occurs and is continuing, interest would accrue at a rate per annum equal to two percent (2.0%) above the rate previously applicable, payable in cash on demand.

Amortization:	Commencing on July 1, 2005, the Term Loan would require monthly principal payments of $500,000 with a balloon payment due at maturity.
Availability:

The Term Loan shall be a single draw term loan and shall be available to the Borrower on the date of satisfaction or waiver (such date being the "Closing Date") of all conditions precedent to effectiveness of the definitive documentation.

The Revolver will be available from and after the Closing Date in an amount to be determined monthly based upon formulas similar to those used in the Southwest Bank domestic and Ex-Im revolver facilities, including billed retention due within a reasonable period of time. The availability formula may be adjusted in September 2005 to the extent availability exceeds $20 million.

Collateral:	The Term Loan shall be secured by:
	(a)	a first priority security interest to the extent available in all existing and future assets of the Borrower and the Guarantors, tangible and intangible, including property, plant and equipment, vessels (including, but not limited to, the vessels currently securing the CIT revolving credit facility ---- the Pacific, Atlantic, Phoenix, Lonestar and Bravos), leaseholds, trademarks, tradenames, insurance claims (excluding the Gulf Claim), litigation claims, capital stock, cash and cash equivalents, accounts receivable, inventories and other assets;
	(b)	a second priority security interest in the collateral currently held by the CIT Term Loan credit facility, GE and Boeing; and
	(c)	an assignment of liens from the current subordinated debt holders of the liens on and proceeds from any collection of outstanding receivables, claims and/or cash collateral from PEMEX EPC-64 weather claim, Williams Oil Gathering LLC, and the IEC cash collateral securing the IEC letter of credit issued by Southwest Bank.
To the extent the Term Loan does not have a first priority security in interest in any asset, the Term Loan shall receive highest priority security interest possible.
The Revolver will be secured by:
	(a)	a security interest in all assets in which the Term Loan has a security interest, second in priority only to the security interests and liens benefiting the Term Loan.
Prepayment:

Receipt of collateral proceeds from the IEC cash collateral securing the IEC letter of credit issued by Southwest Bank, or the Williams Oil Gathering LLC claim, and 50% of any collateral proceeds from the PEMEX EPC-64 weather claim shall be applied to the Term Debt. Fifty percent of any collateral proceeds from the PEMEX EPC-64 weather claim shall be applied to the Revolver outstandings. After December 31, 2005, if any collateral proceeds from the PEMEX EPC-64 weather claim have been applied to the Revolver, then Borrower shall prepay the Term Debt in the amount of such collateral proceeds.

Commitment Fee and Other Fees:

Closing fee equal to 2.0% of the Term Loan and Revolver commitments payable in cash upon closing.

Monitoring fee of 0.50% per quarter based upon the aggregate unpaid principal balance of the Term Loan and the Revolver commitment payable in advance in cash on the first business day of each quarter. In the event the Closing Date is not the first business day of a fiscal quarter, the Borrower shall pay on the Closing Date the monitoring fee pro-rated for the remaining portion of the then current fiscal quarter.

If the loans are prepaid prior to maturity and the Revolver commitment terminated, the Borrower shall pay 1.0% of the aggregate Revolver commitment and outstanding Term Loan.

$1000 per day per examiner plus reasonable out of pocket expenses and charges of third party appraisers and professionals employed by Manchester to review, audit and monitor the Borrower's assets.

Commitment fee of $2,500,000 after delivery by the Lenders of a commitment to the terms outlined herein if Horizon closes alternative financing, and payable on the date Horizon closes alternative financing.

Covenants:	Such covenants as are customary and appropriate for financings of this type (in each case in form and substance reasonably acceptable to Manchester). In each case, and on an ongoing basis, the covenants shall be at least as binding as any other covenant offered by the Borrower to other lenders.
Indemnity and Expenses:	The Borrower will provide standard indemnification and expense reimbursement for the Lenders (including, without limitation, reimbursement for reasonable out-of-pocket costs and expenses).
Governing Law and Jurisdiction:	New York.
Conditions Precedent:	1)	Execution of definitive documentation consistent with this Summary of Terms and otherwise acceptable to the Lenders;
	2)	satisfactory agreement with CIT regarding restructuring of the CIT term loan payment schedule and waivers of default;
	3)	satisfactory agreement with the holders of the Borrower's subordinated debt;
	4)	satisfactory agreement with the Borrower regarding a comprehensive recapitalization;
	5)	any necessary amendments to the shareholder rights plan;
	6)	appropriate registration rights with respect to the currently outstanding subordinated debt;
	7)	obtaining all necessary consents and perfected security interests as required and contemplated for the transactions described herein; and
	8)	delivery of acceptable opinions of counsel to the Borrower, officers' certificates and such other conditions precedent as are customary and appropriate for financings of this type.
Counsel for Manchester:	Akin Gump Strauss Hauer & Feld LLP.